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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 10 dated August 8, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                                Fixed Rate Notes

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
Principal Amount:                                                    $9,000,000

CUSIP No.:                                                          15231E AW 8

Type:                                                                Fixed Rate

Interest Rate:                                                             7.95%

Original Issue Date:                                            August 11, 2000

Stated Maturity:                                                August 11, 2003

Price to Public (Issue Price per
$1,000 Principal Amount):                                                100.00%

Agent's Discount or Commission:                                         $31,500

Net Proceeds to Centex:                                              $8,968,500

Interest Payment Dates:                               February 11 and August 11
                                                  (commencing February 11, 2001)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $9,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein to Salomon Smith Barney. Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney. It is expected that delivery of the Notes will be made against payment therefor on or about August 11, 2000 (the "Delivery Date").

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $239,000,000 has been issued.